Exhibit 99.1

FOR IMMEDIATE RELEASE

ADVAXIS REPORTS PRELIMINARY DATA FROM ADXS-HPV PHASE2
TRIAL IN PATIENTS WITH RECURRENT/REFRACTORY CERVICAL
CANCER AT AACR INDIA

Princeton, NJ –  December 16th, 2011 – Advaxis, Inc., (OTCBB: ADXS), a leader in developing the next generation of immunotherapies for cancer and infectious diseases, reported preliminary data on the safety and clinical benefit of ADXS-HPV from an ongoing randomized Phase 2 trial of ADXS-HPV +/- cisplatin in Indian women with recurrent/refractory cervical cancer at the AACR New Horizons in Cancer Research: Biology to Prevention to Therapy conference on December 14th, 2011 at the Leela Kempinski Gurgaon in Gurgaon, Delhi (NCR), India.

Dr. Partha Basu, a leading investigator on the trial, was 1 of 6 authors invited to give an oral presentation during the December 14th plenary session on cervical cancer.  These data were further described in a poster presentation on Friday, December 16th by co-author, Dr. Robert Petit, Advaxis VP of Clinical Operations and Medical Affairs.

As of December 5, 2011, 75 patients have received 176 doses of ADVS-HPV with 29 (39%) patients experiencing a drug-related adverse event, consisting of Grade 1 or 2, transient, non-cumulative flu-like symptoms that responded to symptomatic treatment or resolved on their own.  No serious adverse events related to ADXS-HPV have occurred.

The primary endpoint is overall survival, and although early in the trial, clinical responses have been seen alone or in combination with chemotherapy and have included 1 complete response and 3 partial responses with >60% reduction in tumor burden among 31 patients scanned.  Enrollment in the trial continues and evaluation of safety, clinical response, and overall survival is ongoing.

Dr. Basu, Head of the Department of Gynecologic Oncology, Chittaranjan National Cancer Institute commented, "The preliminary data from the ADXS-HPV immunotherapy trial demonstrate its low toxicity and capability to reduce or stabilize recurrent cervical cancers which are generally very much refractory to any treatment.  The potential of ADXS-HPV to avoid the terrible complications associated with chemotherapy for advanced cervical cancer appeals to me most."

The slide presentation and poster will be available on the Advaxis website at www.advaxis.com.

About Dr. Partha Basu, MD, DNB

Dr. Partha Basu, MD, DNB, is an Associate Professor, Head of the Department of Gynecologic Oncology, and Officer in Charge of the Division of Preventive Oncology at the Chittaranjan National Cancer Institute, Kolkata, India. He has worked with the World Health Organization and the United Nations Population Fund (UNFPA) as a consultant. His research interest is cervical cancer screening and HPV vaccination and he is the principal investigator of 7 clinical research projects and co-investigator for 3 others.  Dr. Basu has contributed to 11 book publications of obstetrics, gynecology, and gynecological oncology and has published 40 research papers in national and international journals including ‘Lancet’ and ‘Cancer’.

About Advaxis, Inc.

Advaxis is a biotechnology company developing the next generation of immunotherapies for cancer and infectious diseases. Advaxis immunotherapies are based on a novel platform technology using live, attenuated bacteria that are bio-engineered to secrete an antigen/adjuvant fusion protein that redirects the powerful immune response all human beings have to the bacterium to the cancer itself.

ADXS-HPV, Advaxis’ first construct to reach the clinic is being evaluated in 4 Phase 2 clinical trials that are open for enrollment for HPV-associated diseases: CIN 2/3 (US study, Clinical Trials.gov Identifier NCT01116245), locally advanced cervical cancer (GOG/NCI US study, Clinical Trials.gov Identifier NCT01266460), recurrent/refractory cervical cancer (India), and head & neck cancer (CRUK) with over 130 patients receiving over 300 doses to date.  Over fifteen (15) distinct constructs are in various stages of development, developed directly by the Company and through strategic collaborations with recognized centers of excellence such as: the National Cancer Institute, Cancer Research – UK, the Wistar Institute, and the University of Pennsylvania, among others. For more information please visit: advaxis.com | Facebook | twitter | LinkedIn

Forward-Looking Statements
This news release contains forward-looking statements, including, but not limited to: statements as to the anticipated timing of clinical studies and other business developments, statements as to the development of new constructs, expectations as to the adequacy of our cash balances to support our operations for specified periods of time and as to the nature and level of cash expenditures, expectations as to market opportunities, our ability to take advantage of those opportunities, and the risk factors set forth from time to time in Advaxis' SEC filings, including but not limited to its report on Form 10-K for the fiscal year ended October 31, 2010, which is available at http://www.sec.gov. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. You are cautioned not to place undue reliance on any forward-looking statements.

For Further Information:
Diana Moore
Director, Investor Relations & Business Development
Advaxis, Inc.
dmoore@advaxis.com
609.452.9814
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